NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR Announces 1st Quarter Financial Results For Fiscal 2019

*	Income from Operations increased 16% to $5.5 million, for the quarter ended September 30, 2018, versus same quarter one year earlier.
*	Net Income decreased by 2% to $4.5 million for the quarter ended September 30, 2018, versus same quarter one year earlier, as a result of the Company’s requirement to record a full tax provision for 2018 in the amount of $1.1 million as compared to $0.2 million in 2017. The increase in the 2018 provision is due to a re-evaluation of the need for a deferred tax valuation allowance.
*	Total Revenues-Net increased by 7% to $20.7 million for the quarter ended September 30, 2018, versus same quarter one year earlier.
*	Cash and cash equivalents increased by 8% to $21.2 million at the quarter ended September 30, 2018, versus the fiscal year ended June 30, 2018.
*	Diluted Net Income per common share was $0.48, and was also adversely impacted due to the re-evaluation of the need of the deferred tax valuation allowance.
*	Working Capital increased by 12% to $58.8 million at the quarter ended September 30, 2018, versus the fiscal year ended June 30, 2018.
*	The Total Assets / Total Liabilities ratio at the quarter ended September 30, 2018 was 9.0.

MELVILLE, NEW YORK, November 8, 2018 - FONAR Corporation (NASDAQ-FONR), Inventor of MR Scanning™, reported today its financial results for the first quarter of 2019 which ended September 30, 2018. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI facilities. Today, HMCA manages 26 diagnostic imaging centers (19 in New York and 7 in Florida) collectively equipped with 34 MRI scanners.

Financial Results

Total Revenues-Net for the quarter ended September 30, 2018, increased 7% to $20.7 million as compared to $19.3 million for the corresponding quarter ended September 30, 2017.

Income from Operations for the quarter ended September 30, 2018, increased 16% to $5.5 million as compared to $4.8 million for the corresponding quarter ended September 30, 2017.

Net Income for the quarter ended September 30, 2018, decreased 2% to $4.5 million as compared to $4.6 million for the corresponding quarter ended September 30, 2017. The Company recorded an income tax provision of $1.1 million in 2018 as compared to $0.2 million in 2017. The Company is required at the end of each interim period to determine the best estimate of its annual effective tax rate and apply that rate to year-to-date ordinary income. The resulting tax expense is adjusted for the tax effect of specific events, if any, required to be discretely recognized in the interim period as they occur. For the three months ended September 30, 2018, the Company recorded a current income tax expense of $0.6 million and deferred income tax expense of $0.5 million. Given the Company’s available net operating loss carryforwards, a substantial portion of the income tax expense for the quarter will not require cash outlay.

Basic Net Income per Common Share Available to Common Stockholders, for the quarter ended September 30, 2018, decreased 11% to $0.49 as compared to $0.55 for the corresponding quarter ended September 30, 2017.

FONAR CORPORATION

Diluted Net Income per Common Share Available to Common Stockholders, for the quarter ended September 30, 2018, decreased 11% to $0.48 as compared $0.54 for the corresponding quarter ended September 30, 2017.

Total Cash and Cash Equivalents at September 30, 2018, increased 8% to $21.2 million, as compared to $19.6 million at June 30, 2018.

Total Current Assets at September 30, 2018 increased 5% to $70.6 million, as compared to $67.1 million at June 30, 2018.

Total Assets at September 30, 2018 increased 2% to $120.2 million as compared to $118.3 million at June 30, 2018.

Total Current Liabilities at September 30, 2018 decreased 19% to $11.8 million, as compared to $14.6 million at June 30, 2018.

Total Liabilities at September 30, 2018 decreased 17% to $13.3 million, as compared to $16.1 million at June 30, 2018.

The Total Assets / Total Liabilities ratio for the quarter ended September 30, 2018 was 9.0.

Significant Event

On September 3, 2018, Dr. Damadian’s presentation of ‘The First MRI Scan’ was featured on the BBC (British Broadcasting Corporation) radio program, Witness. During the nine-minute broadcast to a BBC World Service radio network audience of more than 300 million listeners world-wide, Dr. Damadian relived the excitement of the moment when he conducted the world’s first MRI scan. “Well, we put Larry (Minkoff) in, we got a signal immediately from his heart, and I said, ‘Holy smokes. It’s actually going to work!’” The BBC broadcast of this pioneering episode in MRI can be heard online at: https://www.bbc.co.uk/programmes/w3cswsj4

Management Discussion

President and CEO, Timothy R. Damadian, said, “We are pleased to report that Income from Operations improved 16 percent to $5.5 million during the first fiscal quarter of 2019 over the same quarter one year earlier. We continue to grow. In fact, over the 12-month period ended September 30, 2018, our HMCA-managed facilities completed approximately 179,000 MRI scans, which was 13,000 scans, or 8%, more than we completed during the preceding 12-month period.

“I attribute our success to the ever-growing popularity among patients who strongly prefer and sometimes even insist on having their MRIs done on our patient-friendly, non-claustrophobic FONAR scanners, as well as physicians’ growing awareness of the unique diagnostic benefits of weight-bearing MRI, which only FONAR scanners can provide. Credit is also due to our very capable and experienced management team that keeps our centers operating profitably and successfully promotes the advantages of FONAR technology throughout the medical community.”

Chairman of the Board, Raymond V. Damadian, M.D., said, “There are many reasons for FONAR’s success. First, we began the MRI industry in 1980 and have since manufactured and sold more than 400 MRI scanners worldwide. Today, we have a one-of-a-kind scanner – the FONAR UPRIGHT® Multi-Position™ MRI, aka the Stand-Up® MRI. It is the only whole-body MRI that can scan patients in numerous weight-bearing positions, including sitting, standing, as well as bending in flexion or extension.”

Dr. Damadian continued, “Regarding our research efforts, over the past few years we have been making movies (cines) of the cerebrospinal fluid (CSF) as it moves up and down the neck and around the brain. Thanks to the UPRIGHT® MRI’s ability to scan patients in weight-bearing positions as well as in the recumbent, non-weight-bearing position, we are finding significant differences in CSF flow cines. These cines often provide clues that enable physicians to find solutions to their patients’ medical problems.”

“Currently, our research is focused on determining the velocity of the CSF as it navigates through the neck and head. We’ve been able to use CSF velocity data collected from normal patients to identify CSF flow abnormalities in patients with problems.”

“We have recently been issued a patent covering the use of the FONAR UPRIGHT® Multi-Position™ MRI to diagnose patients with Multiple Sclerosis (MS). Included in this patent is the role of CSF in the Upright position. The patent is based on the discovery FONAR announced on November 2, 2011.”

Dr. Damadian concluded, “We are hopeful that our research may lead to a new understanding of the role of CSF on brain diseases, like MS.”

About FONAR

FONAR, the Inventor of MR Scanning™ is the first, oldest and most experienced MRI company in the industry. Incorporated in 1978, FONAR, which is located in Melville, New York, introduced the world’s first commercial MRI in 1980, and went public in 1981. The company’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™), allowing it to scan patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as in the conventional lie-down position.

The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, ”weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

 FONAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	September 30, 2018	June 30, 2018
Current Assets:
Cash and cash equivalents	$21,187	$19,634
Accounts receivable – net,	4,169	3,814
Accounts receivable – related party	90	—
Medical receivables – net	13,709	13,351
Management and other fees receivable – net	21,973	21,863
Management and other fees receivable – related medical practices – net	6,162	5,535
Inventories	1,649	1,431
Costs and estimated earnings in excess of billings on uncompleted contracts	87	87
Prepaid expenses and other current assets	1,583	1,350
Total Current Assets	70,609	67,065

Income taxes receivable	1,200	1,200
Deferred income tax asset	21,561	22,689
Property and equipment – net	16,264	16,492
Goodwill	3,985	3,985
Other Intangible Assets – net	5,378	5,602
Other assets	1,243	1,278
Total Assets	$120,240	$118,311

FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2018	June 30, 2018
Current Liabilities:
Current portion of long-term debt and capital leases	$39	$39
Accounts payable	1,510	1,300
Other current liabilities	4,783	8,178
Unearned revenue on service contracts	4,381	4,192
Unearned revenue on service contracts – related party	83	—
Customer deposits	990	858
Total Current Liabilities	11,786	14,567
Long-Term Liabilities:
Deferred income tax liability	239	239
Due to related medical practices	227	227
Long-term debt and capital leases, less current portion	298	306
Other liabilities	748	737
Total Long-Term Liabilities	1,512	1,509
Total Liabilities	13,298	16,076

FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

Stockholders' Equity:	September 30, 2018	June 30, 2018
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2018 and June 30, 2018, 313 issued and outstanding at September 30, 2018 and June 30, 2018	$—	$—

Preferred stock $.001 par value; 567 shares authorized at September 30, 2018 and June 30, 2018, issued and outstanding - none	—	—

Common stock $.0001 par value; 8,500 shares authorized at September 30, 2018 and June 30, 2018, 6,369 and 6,299 issued at September 30, 2018 and June 30, 2018, 6,357 and 6,288 outstanding at September 30, 2018 and June 30, 2018	1	1

Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2018 and June 30, 2018, .146 issued and outstanding at September 30, 2018 and June 30, 2018,	—	—

Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2018 and June 30, 2018, 383 issued and outstanding at September 30, 2018 and June 30, 2018	—	—

Paid-in capital in excess of par value	181,086	179,132

Accumulated deficit	-76,454	-79,773

Notes receivable from employee stockholders	-9	-9

Treasury stock, at cost - 12 shares of common stock at September 30, 2018 and June 30, 2018	-675	-675

Total Fonar Corporation's Stockholders' Equity	103,949	98,676

Noncontrolling interests	2,993	3,559

Total Stockholders' Equity	106,942	102,235

Total Liabilities and Stockholders' Equity	$120,240	$118,311

FONAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and Shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2018	2017
Patient fee revenue – net of contractual allowances and discounts	$5,525	$8,653
Provision for bad debts for patient fee	—	(3,750)
Patient fee revenue – net	5,525	4,903
Product sales – net	50	162
Service and repair fees – net	2,131	2,264
Service and repair fees – related parties – net	28	28
Management and other fees – net	10,684	9,771
Management and other fees – related medical practices – net	2,287	2,206
Total Revenues – Net	20,705	19,334
COSTS AND EXPENSES
Costs related to patient fee revenue	2,575	2,479
Costs related to product sales	5	143
Costs related to service and repair fees	745	780
Costs related to service and repair fees – related parties	9	9
Costs related to management and other fees	5,756	5,558
Costs related to management and other fees – related medical practices	1,382	1,150
Research and development	437	349
Selling, general and administrative	4,259	4,081
Total Costs and Expenses	15,168	14,549
Income from Operations	5,537	4,785
Interest Expense	(25)	(43)
Investment Income	108	46
Other Expense	—	(2)
Income Before Provision for Income Taxes and Noncontrolling Interests	5,620	4,786
Provision for Income Taxes	(1,128)	(185)
Net Income	4,492	4,601
Net Income – Noncontrolling interests	(1,174)	(882)
Net Income – Controlling interests	$3,318	$3,719
Net Income Available to Common Stockholders	$3,113	$3,486
Net Income Available to Class A Non-Voting Preferred Stockholders	$153	$174
Net Income Available to Class C Common Stockholders	$52	$59
Basic Net Income Per Common Share Available to Common Stockholders	$0.49	$0.55
Diluted Net Income Per Common Share Available to Common Stockholders	$0.48	$0.54
Basic and Diluted Income Per Share – Class C Common	$0.14	$0.16
Weighted Average Basic Shares Outstanding – Common Stockholders	6,344	6,287
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,472	6,415
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383